EXHIBIT 99.1

Star Gas Partners, L.P. Announces Results from Special Meeting and Renames Company Star Group, L.P.

STAMFORD, Conn., Oct. 26, 2017 (GLOBE NEWSWIRE) -- Star Group, L.P. (the “Company” or “Star” or the “Partnership”) (NYSE:SGU), a home energy distributor and services provider, today announced that on October 25, 2017, at its special meeting, unitholders voted in favor of the previously-announced proposals to have the Company be treated as a corporation, instead of a partnership, for federal income tax purposes (commonly referred to as a “check-the-box” election) along with amendments to the Company’s partnership agreement to effect such changes in income tax classification. In addition, the Company changed its name, effective October 25, 2017, to Star Group, L.P., which will continue to trade on the New York Stock Exchange under the ticker “SGU.” The name change was made to more closely align the Partnership’s name with the expanded scope of its products and services it offers.

Star will remain a Delaware limited partnership, and the distribution provisions of the Partnership, including the incentive distributions, will not change.

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com.

CONTACT:
Star Group
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com